EXHIBIT 5.1
5790 Widewaters Parkway
DeWitt, New York 13214

George J. Getman
Executive Vice President and General Counsel

December 20, 2013

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Community Bank System, Inc., a Delaware corporation (the “Company”) and have acted as its counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 700,000 shares of common stock, $1.00 par value per share (the “Shares”), which may be issued pursuant to the Community Bank System, Inc. 401(k) Employee Stock Ownership Plan (the “Plan”).

For purposes of this letter, I have examined such documents, records, certificates, and other instruments as I deemed necessary as a basis for this opinion.  As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of the Company or other evidence satisfactory to me.  In all such examinations, I have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents tendered to me as originals, and (iii) the conformity to original documents of all documents submitted to me as copies.  For purposes of rendering the opinion expressed below, I have assumed that (i) any conditions to the issuance and sale of the Shares pursuant to the Plan made thereunder have been or will be satisfied in full at the time of each issuance of Shares pursuant to the Plan, (ii) at the time of issuance and sale of each of the Shares pursuant thereto, the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the Shares upon issuance under the terms of the Plan, and (iii) at the time of issuance and sale of each of the Shares, there will be authorized but unissued shares of common stock available to the Company in sufficient amounts.

Based upon the foregoing and subject to the assumptions, limitations, and qualifications set forth herein, I am of the opinion that, subject to the Registration Statement becoming effective under the Act and compliance with all other applicable securities laws, the Shares have been duly authorized by the Company and that, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and the opinion expressed herein is limited to matters controlled by the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law.  This opinion speaks as of today’s date and is limited to present statutes, regulations or judicial interpretations.  In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference made to me under the heading “Interests of Named Experts and Counsel” set forth in the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ George J. Getman

George J. Getman
Executive Vice President and General Counsel